Exhibit 99.2

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of April 12, 2024 (this “Agreement”), by and between JINZHENG INVESTMENT CO PTE. LTD., a Singapore company, the “Seller,” and YITONG ASIA INVESTMENT PTE. LTD., a company incorporated in Singapore, the “Purchaser,” together with the Seller, each a “Party” and collectively, the “Parties.” Capitalized terms not otherwise defined shall have the meaning ascribed in Section 6.1 hereof.

W I T N E S S E T H:

WHEREAS, the Seller is the owner of 10,000,000 Class B Ordinary Shares (the “Shares”) of Golden Heaven Group Holdings Ltd. 金色乐园集团控股有限公司, a Cayman Islands exempted company (the “Issuer”);

WHEREAS, the Seller intends to sell to the Purchaser, and the Purchaser intends to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth; and

WHEREAS, the Purchaser’s obligations hereunder are secured by a Personal Guarantee, dated the date hereof (the “Personal Guarantee”), from GONG Cuizhang (the “Guarantor”) to the Seller;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. PURCHASE AND SALE

1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, on the Closing Date, all of the Seller’s right, interest and title in the Shares (including all dividends, distributions and other benefits attaching to the Shares) for the Purchase Price. The Purchaser shall pay the Purchase Price to the Seller by a wire transfer of immediately available funds in U.S. dollars into an account designated by the Seller in at least two installment payments according to the following schedule: (i) US$300,000 (the “First Payment”) shall be paid on the Closing Date; and (ii) the remaining Purchase Price, which shall be US$2,700,000, shall be paid within one hundred and eighty (180) days of the date of this Agreement.

1.2. The Closing.

(a) The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place on the fifth (5th) Business Day immediately after the date of this Agreement, or such other date as may be agreed by both Parties in writing (the “Closing Date”).

(b) At the Closing:

(i) the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A) the original stock certificates representing the Shares, if any;

(B) a share transfer form duly executed by the Seller in respect of the Shares in favor of the Purchaser;

(C) a certified copy of the updated register of members or shareholder list, as applicable, of the Issuer reflecting the Purchaser as the sole holder of the Shares;

(D) a new share certificate in the name of the Purchaser in respect of the Shares;

(E) all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii) the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A) a wire transfer of immediately available funds into an account designated by the Seller in the amount of the First Payment; and

(B) all such other documents and instruments, if any, that are mutually determined by such Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c) Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made. Each of the Seller and the Purchaser shall be responsible for its respective costs and professional fees associated with the Closing.

2. PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller, each and all of which shall be true and correct as of the date of this Agreement and the Closing Date:

2.1. Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2. No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, nor does such action result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its property or assets.

2.3. No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, that is necessary or required for entry into this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder, has not been obtained or completed, including, but not limited to, any consent, approval, filing or registration related to a foreign exchange.

2.4. Purchase for Investment. The Purchaser is acquiring the Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom.

2.5. Purchaser Status. The Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act), or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Shares and can bear the economic risk of its investment in the Shares.

2.6. Access. The Purchaser has and had access to such reports, statements and announcements publicly released or published by the Issuer as shall have been reasonably necessary for the Purchaser to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has such knowledge and experience in financial and business matters as to enable the Purchaser to make an informed decision with respect to the Purchaser’s purchase of the Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3 below.

2.7. Sufficient Funds. The Purchaser will have, prior to the Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable the Purchaser to make payment of the Purchase Price as set forth in Sections 1.1 and 1.2.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser, each and all of which shall be true and correct as of the date of this Agreement and the Closing Date:

3.1 Authority; Binding Effect. The Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2. Ownership and Transfer. The Seller has valid title to the Shares, and will have valid title to the Shares prior to the Closing, in each case free and clear of all security interests, claims, liens, equities or other encumbrances (collectively, “Liens”). Upon transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens.

3.3. Litigation. There is no legal proceeding pending or, to the knowledge of the Seller, threatened, against the Seller or to which the Seller is otherwise a party relating to this Agreement or the transactions contemplated hereby.

3.4. No Conflicts.  Except as disclosed in the SEC Documents, the execution and delivery of this Agreement and the sale and delivery of the Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares or any property or assets of the Seller pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or any other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, nor does such action result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its property or assets.

3.5. No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, that is necessary or required for the performance by the Seller of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, has not been obtained or completed.

3.6. SEC Documents. To the knowledge of the Seller, the Issuer has filed with the Securities and Exchange Commission of the United States of America (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act (all forms, reports, schedules, statements, exhibits and other documents filed or furnished by the Issuer with the SEC, collectively, the “SEC Documents”). To the knowledge of the Seller, as of its filing date, or, if amended, as of the date of the last such amendment, each SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.7. Absence of Certain Developments. To the best knowledge of the Seller, since March 6, 2024, there has been no Material Adverse Effect that is required to be, but has not been, disclosed in the SEC Documents, other than adverse effects relating to changes in general economic or political conditions or changes generally affecting the industry in which the Issuer operates.

4. CONDITIONS PRECEDENT

4.1. The obligations of the Seller under Sections 1.1 and 1.2(b)(i) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date; and

(b) The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

4.2. The obligations of the Purchaser under Sections 1.1 and 1.2(b)(ii) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date;

(b) The Guarantor shall have delivered the Personal Guarantee to the Seller; and

(c) The Seller shall have performed all of its obligations contained in this Agreement (to be performed prior to the Closing).

5. COVENANTS

5.1. Notification. Each party to this Agreement will notify the other party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such party of any of its agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement.

5.2. Indemnification. The Seller shall keep the Purchaser indemnified against any losses, liabilities, costs, claims, actions and demands (including any properly incurred expenses arising in connection therewith) which the Purchaser may incur, or which may be made against the Purchaser as a result of or in relation to any breach by the Seller of this Agreement or any misrepresentation in or breach of any of the Seller’s representations and warranties, and the Seller shall reimburse the Purchaser for all properly incurred costs, charges and expenses which the Purchaser may pay or incur in connection with investigating, disputing or defending any such loss, liability, action or claim; provided that the representations and warranties of the Seller shall survive the Closing for twelve (12) months. The Purchaser shall keep the Seller indemnified against any losses, liabilities, costs, claims, actions and demands (including any properly incurred expenses arising in connection therewith) which the Seller may incur, or which may be made against the Seller as a result of or in relation to any breach by the Purchaser of this Agreement or any misrepresentation in or breach of any of the Purchaser’s representations and warranties, and the Purchaser shall reimburse the Seller for all properly incurred costs, charges and expenses which the Seller may pay or incur in connection with investigating, disputing or defending any such loss, liability, action or claim; provided that the representations and warranties of the Purchaser shall survive the Closing for twelve (12) months.

5.3. SEC Filings. Each Party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such Party shall file a Form 13D or Form 13G, as applicable, to announce the entry into this Agreement.

5.4. Interest. Starting on the day after the Closing Date, for every calendar day after the Closing Date, simple interest will accrue at a rate equal to 6% per annum, calculated based on the unpaid Purchase Price. Starting on the one hundred and eightieth (180th) day of this Agreement, for every calendar day after such date, penalty interest will accrue at a rate equal to 12% per annum, calculated based on any remaining amount required to be paid under this Agreement by the Purchaser to the Seller on such date but not actually paid by the Purchaser to the Seller on such date (which shall constitute the Remaining Payment).

6. MISCELLANEOUS

6.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Affiliated Entities” means all companies listed on Exhibit 8.1 to the Form 20-F for the fiscal year ended September 30, 2023 filed with the SEC on February 15, 2024, and any other person (other than a natural person) (i) that is directly or indirectly controlled by the Issuer or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Issuer and are recorded on the books of the Issuer for financial reporting purposes in accordance with U.S. GAAP.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States of America, a public holiday in the People’s Republic of China, Hong Kong, or the Cayman Islands, or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Class B Ordinary Shares” means Class B ordinary shares, US$0.0001 par value, of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Issuer” means Golden Heaven Group Holdings Ltd. 金色乐园集团控股有限公司, a Cayman Islands exempted company.

“knowledge of” means, with respect to any person, the actual knowledge and constructive knowledge of such person.

“Material Adverse Effect” means a material adverse change in the business, properties, condition, financial or otherwise, or in the earnings, business affairs or prospects of the Issuer and the Affiliated Entities taken as a whole, whether or not arising in the ordinary course of business.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Per Share Consideration” means US$0.30.

“Purchase Price” means the aggregate amount equal to the Per Share Consideration multiplied by the number of Shares, which shall be US$3,000,000.

“Remaining Payment” has the meaning set forth in Section 5.4.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended.

6.2. Termination. This Agreement may be terminated as follows:

(a) at the election of the Seller on or after May 9, 2024 (the “Long Stop Date”), if the Closing shall not have occurred by the close of business on such date as a direct result of the breach by the Purchaser of its obligations hereunder; provided that the Purchaser shall remain liable for its breach after such termination;

(b) at the election of the Purchaser on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on such date as a direct result of the breach by the Seller of its obligations hereunder; provided that the Seller shall remain liable for its breach after such termination; or

(c) by mutual written consent of the Seller and Purchaser prior to the Closing.

6.3. Further Assurances. The Seller and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4. Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5. Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void; provided that, notwithstanding the foregoing, (i) the Purchaser may assign to an affiliate all of its rights, obligations or liabilities arising hereunder or by reason hereof, in which case such assignee shall execute and deliver to the Seller an agreement to be bound by the terms of this Agreement and (ii) in connection with any assignment to such affiliate referenced in clause (i), the Purchaser hereby fully and unconditionally guarantees to the Seller, as primary obligor and not merely as a surety, the prompt and full discharge of all of the obligations of such affiliate as the “Purchaser” under this Agreement.

6.8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.9. Dispute Resolution.

(a) Subject to Section 6.9(b), any disputes, actions and proceedings against any Party, or arising out of or in any way relating to this Agreement, shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that, in addition to any recourse to arbitration as set out in this Section 6.9, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.9(a) in any way.

(c) Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

6.10. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by international courier or by e-mail (with confirmation of receipt) to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

JINZHENG INVESTMENT CO PTE. LTD.

34 Toh Guan Road East, #01-15, Enterprise Hub

Singapore 608579

Attention: Ms. Qiong Jin

Email: *

With a copy to (which shall not constitute notice):

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attention: Ms. Ying Li

Email: yli@htflawyers.com

If to the Purchaser, to:

YITONG ASIA INVESTMENT PTE. LTD.

413 YISHUN RING ROAD

#03-1889

SINGAPORE (760413)

Attention: GONG Cuizhang

Email: *

6.11. Survival. All of the covenants and agreements of the parties in this Agreement shall survive the Closing.

6.12. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLER: JINZHENG INVESTMENT CO PTE. LTD.

By:	/s/ Qiong Jin
	Name:	Qiong Jin
	Title:	DIRECTOR and SOLE SHAREHOLDER

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

PURCHASER: YITONG ASIA INVESTMENT PTE. LTD.

By:	/s/ GONG Cuizhang
	Name:	GONG Cuizhang
	Title:	DIRECTOR and SOLE SHAREHOLDER